Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Announces Changes to Board of Directors

Retired Lt. General John R. Vines retires from Board; former General Scott Miller named to open seat

MARYSVILLE, Ohio, August 5, 2025 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products as well as a leader in indoor and hydroponic growing products, today announced changes to its Board of Directors.

Former U.S. Army Lt. General John R. Vines announced his retirement after more than 12 years on the Board, most recently as a member of the Nominating & Governance and Innovation & Technology committees. His term was set to expire at the 2027 annual meeting of shareholders. Although he no longer is a member of the Board, he will maintain an advisory role as Board member emeritus. Vines served 35 years in the military, commanding the U.S. Army’s XVII Airborne Corps and 27-nation Multi-National Corps in Iraq and the Combined Joint Task Force and 82nd Airborne Division in Afghanistan.

“John has been a valuable and well-respected contributor whose leadership has been marked by his integrity and deep sense of commitment,” said Jim Hagedorn, chairman and CEO. “We very much appreciate his dedication to ScottsMiracle-Gro and look forward to John’s continued partnership in his new advisory role as Board member emeritus.”

Replacing Vines is retired U.S. Army General Scott Miller, who commanded at all grades, most notably as commanding general of the U.S. Army Maneuver Center at Fort Benning and as commander of the Joint Special Operations Command, where he directed U.S. operations in complex geopolitical regions including the Indo-Pacific, Africa, Middle East and South Asia. He also commanded assault forces in Mogadishu, Somalia, during “Blackhawk Down.” His numerous decorations and honors include two awards of the coveted Combat Infantryman Badge, two Purple Hearts, the Silver Star and an unprecedented 20 Overseas Service Bars denoting more than 10 full years in combat zones. In 2023, he was selected as a distinguished graduate of the United States Military Academy and the recipient of the Richard M. Helms Award presented by the CIA Memorial Foundation. In retirement, Miller has pursued an understanding of business serving in both leadership roles and board positions. Through the Miller Advisory Group he consults overseas, speaks on world topics and hosts leadership retreats. He is a senior fellow for the Combating Terrorism Center at the U.S. Military Academy, where he mentors future leaders, and is an ambassador for the nonprofit Shields and Stripes, which is focused on veterans and first responders.

“Scott has led men and women at every level of the military and in the toughest, most challenging and dynamic circumstances imaginable,” Hagedorn said. “His strategic and collaborative mindset, coupled with his inspirational leadership style, makes him a welcome addition to the Board as we further transform ScottsMiracle-Gro into a consumer goods marketing powerhouse capable of delivering greater returns.”

Since 2022, the Board has focused on adding expanded skills and experiences for fresh perspectives and viewpoints. Miller is the second Board member to be named in 2025 following the January appointment of Nick Miaritis, and he is the sixth new Board member to join since 2022.

About ScottsMiracle-Gro

With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company LLC, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:

Brad Chelton
Vice President, Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503

For media inquiries:

Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864